EXHIBIT 4.1

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
EMPLOYEE STOCK PURCHASE PLAN

as amended and restated at the 2015 annual shareholders meeting

           I.   PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of Check Point Software Technologies Ltd. by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

           II. ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423.  Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

           III.SHARES SUBJECT TO PLAN

A.           The Shares purchasable under the Plan shall be shares of authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares purchased on the open market.  The maximum number of Ordinary Shares which may be issued over the term of the Plan after the approval of the amended and restated Plan at the 2015 Annual Shareholders Meeting, shall not exceed 500,000 shares (subject to adjustment).

B.           Should any change be made to the Ordinary Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Ordinary Shares as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

           IV.PURCHASE PERIODS

A.           Ordinary Shares shall be offered for purchase under the Plan through a series of purchase periods until such time as (i) the maximum number of Ordinary Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.            Each purchase period shall be of such duration (generally not to exceed six (6) months) as determined by the Plan Administrator prior to the start date.  The initial purchase period shall commence on February 1, 1997 and terminate on the last business day in July 1997.  The next purchase period shall commence on the first business day in August 1997, and subsequent purchase periods shall commence every six months thereafter or on such other date as designated by the Plan Administrator.  In no event may a purchase period have a duration in excess of twenty-seven (27) months.

           V. ELIGIBILITY

A.            Each Eligible Employee shall be eligible to enter a purchase period under the Plan on the start date of the Purchase Period, provided he or she remains an Eligible Employee on such start date.

B.            To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before the start date for the purchase period.

           VI.PAYROLL DEDUCTIONS

A.           The payroll deduction authorized by the Participant for purposes of acquiring Ordinary Shares under the Plan may be any multiple of one percent (1%) of the Cash Compensation paid to the Participant during the Purchase Period, up to a maximum of fifteen percent (15%).  The deduction rate so authorized shall continue in effect for each subsequent Purchase Period, except to the extent such rate is changed in accordance with the following guidelines:

 (i)               The Participant may, at any time during an open trading window of a  purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator.  The Participant may not, however, effect more than one (1) such reduction per Purchase Period.  ESPP deductions can be terminated at any time.

(ii)              The Participant may, prior to the commencement of any new Purchase Period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator.  The new rate (which may not exceed the fifteen percent (15%) maximum) shall become effective as of the start date of the Purchase Period following the filing of such form.

B.           Payroll deductions shall begin on the first pay day following the start date for the Purchase Period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that Purchase Period.  The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

C.           Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

D.           The Participant’s acquisition of Ordinary Shares under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Ordinary Shares on any subsequent Purchase Date, whether within the same or a different offering period.

VII.              PURCHASE RIGHTS

A.           Grant of Purchase Right.  A Participant shall be granted a separate purchase right for each Purchase Period in which he or she participates.  The purchase right shall be granted on the start date for the Purchase Period and shall provide the Participant with the right to purchase Ordinary Shares on the Purchase Date for such Purchase Period, upon the terms set forth below.  The Participant shall execute a share purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares of the Corporation or any Corporate Affiliate.

B.           Exercise of the Purchase Right.  Each purchase right shall be automatically exercised on the Purchase Date and Ordinary Shares shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on each such Purchase Date.  The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Period ending on such Purchase Date (together with any carryover deductions from the preceding Purchase Period) to the purchase of whole Ordinary Shares (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for the Participant for that Purchase Date.

C.           Purchase Price.  The purchase price per share at which Ordinary Shares will be purchased on the Participant’s behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per Ordinary Share on the start date for the Purchase Period or (ii) the Fair Market Value per Ordinary Share on that Purchase Date.

D.           Number of Purchasable Shares.  The number of Ordinary Shares purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Period ending with that Purchase Date (together with any carryover deductions from the preceding Purchase Period) by the purchase price in effect for the Participant for that Purchase Date.  However, the maximum number of Ordinary Shares purchasable per Participant on any one Purchase Date shall not exceed 1,250 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization.

E.            Excess Payroll Deductions.  Any payroll deductions not applied to the  purchase of Ordinary Shares on any Purchase Date because they are not sufficient to purchase a whole Ordinary Share shall be held for the purchase of Ordinary Shares on the next Purchase Date.  However, any payroll deductions not applied to the purchase of Ordinary Shares by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

F.            Termination of Purchase Right.  The following provisions shall govern the termination of outstanding purchase rights:

 (i)               A Participant may, at any time prior to the next Purchase Date, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right.  Any payroll deductions collected during the Purchase Period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date.  If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)               The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Purchase Period for which the terminated purchase right was granted.  In order to resume participation in any subsequent Purchase Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date for that Purchase Period.

  (iii)             Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Period in which the purchase right so terminates shall be immediately refunded.  However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the last business day of the Purchase Period in which such leave commences, to (a) withdraw all the funds in the Participant’s payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares at the end of such Purchase Period.  In no event, however, shall any further payroll deductions be added to the Participant’s account during such leave.  Upon the Participant’s return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided the Participant returns to service prior to the expiration date of the purchase period in which such leave began.

G.           Corporate Transaction.  Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Purchase Period in which such Corporate Transaction occurs to the purchase of whole Ordinary Shares at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per Ordinary Share on the start date for the Purchase Period in which such Corporate Transaction occurs or (ii) the Fair Market Value per Ordinary Share immediately prior to the effective date of such Corporate Transaction.  However, the applicable limitation on the number of Ordinary Shares purchasable per Participant shall continue to apply to any such purchase.

The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

H.           Proration of Purchase Rights.  Should the total number of Ordinary Shares which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Ordinary Shares pro-rated to such individual, shall be refunded.

I.             Assignability.  During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J.             Shareholder Rights.  A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

           VIII.             ACCRUAL LIMITATIONS

A.           No Participant shall be entitled to accrue rights to acquire Ordinary Shares pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Ordinary Shares accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than $25,000 worth of Shares of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such Shares on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.           For purposes of applying such accrual limitations, the following provisions shall be in effect:

 (i)                 The right to acquire Ordinary Shares under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

(ii)                No right to acquire Ordinary Shares under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Ordinary Shares under one (1) or more other purchase rights at a rate equal to $25,000 worth of Ordinary Shares (determined on the basis of the Fair Market Value of such Shares on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.            If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Period, then the payroll deductions which the Participant made during that Purchase Period with respect to such purchase right shall be promptly refunded.

D.           In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

  IX.               EFFECTIVE DATE AND TERM OF THE PLAN

A.           The Plan was adopted by the Board on November 24, 1996 and became effective at the Effective Time.

B.           Subject to obtaining approval of the Company’s shareholders at the Company’s 2015 annual shareholders meeting, and unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in January 2036, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.  No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

X.                AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any Purchase Period. However, the Board may not, without the approval of the Corporation’s shareholders, (i) materially increase the number of Ordinary Shares issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the Ordinary Shares purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

XI.           GENERAL PROVISIONS

A.           All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

B.           Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment  at any time for any reason, with or without cause.

C.           The provisions of the Plan shall be governed by the laws of Israel without resort to Israel’s conflict-of-laws rules.

Schedule A

Corporations Participating in
Employee Stock Purchase Plan
As of the Effective Time

Check Point Software Technologies, Inc.

APPENDIX

The following definitions shall be in effect under the Plan:

A.   Board shall mean the Corporation's Board of Directors.

B.   Cash Compensation shall mean the (i) regular base salary paid to a Participant by one or more Participating Corporations during such individual’s period of participation in the Plan, plus (ii) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate, plus (iii) all of the following amounts to the extent paid in cash: overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments.  However, Eligible Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant’s behalf by the Corporation or any Corporate Affiliate to any deferred compensation plan or welfare benefit program now or hereafter established.

C.   Check Point Subsidiary shall mean Check Point Software Technologies, Inc., a Delaware corporation.

D.   Code shall mean the Internal Revenue Code of 1986, as amended.

E.            Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

F.        Corporate Transaction shall mean either of the following shareholder-approved transactions to which the Corporation is a party:

(i)           a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)          the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

G.   Corporation shall mean Check Point Software Technologies Ltd., an Israeli corporation, and any corporate successor to all or substantially all of the assets or voting shares of Check Point Software Technologies Ltd. which shall by appropriate action adopt the Plan.

H.   Effective Time shall mean February 1, 1997.  Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

I.    Eligible Employee shall mean any person who is employed by Check Point Subsidiary and who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services as an employee for earnings considered wages under Code Section 3401(a).

J.   Fair Market Value per Ordinary Share on any relevant date shall be determined in accordance with the following provisions:

(i)           If the Ordinary Shares are at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per Ordinary Share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system.  If there is no closing selling price for the Ordinary Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)          If the Ordinary Shares are at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per Ordinary Share on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Ordinary Shares, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Ordinary Shares on the date in question, then the Fair Market Value shall be the closing selling price  on the last preceding date for which such quotation exists.

K.      1933 Act shall mean the Securities Act of 1933, as amended.

L.       Ordinary Shares shall mean the Corporation's Ordinary Shares, NIS 0.01 nominal value.

M.      Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

N.      Participating Corporation shall mean the Check Point Subsidiary and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.  The Participating Corporations in the Plan as of the Effective Time are listed in attached Schedule A.

O.      Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

P.   Plan shall mean the Corporation’s Employee Stock Purchase Plan, as set forth in this document.

Q.      Purchase Date shall mean the last business day of each Purchase Period.

R.      Purchase Period shall mean each successive period within the offering period at the end of which there shall be purchased Ordinary Shares on behalf of each Participant.

S.       Stock Exchange shall mean either the Nasdaq Global Select Market or the New York Stock Exchange.

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